                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

[DAVE & BUSTER'S LOGO]                                     FOR IMMEDIATE RELEASE

                                            For more information please contact:
                                                 Investor Relations 214.904.2288

                    DAVE & BUSTER'S NAMES W. C. HAMMETT, JR.
                   AS VICE PRESIDENT, CHIEF FINANCIAL OFFICER

         DALLAS (December 3, 2001) -- Dave & Buster's Inc. (NYSE:DAB) announced that W. C. Hammett, Jr. has joined the Company as Vice President and Chief Financial Officer. Mr. Hammett has a long history of financial leadership in the restaurant and hospitality industries as well as public accounting experience. He assumed his new role at Dave & Buster's today.

         "W. C. comes to us with strong credentials," stated Dave Corriveau, co-founder of Dave & Buster's. "He has a successful background with large, multi-unit national chains and he has been a pivotal player in management teams which have helped companies grow and increase shareholder value. W.C. has particular strengths in financial strategy, growth and management of results"

         Buster Corley, co-founder of Dave & Buster's, continued, "W. C.'s financial expertise and experience in working with the investment community will be a great asset to Dave & Buster's. In addition, W.C.'s experience in disciplined financial strategies will greatly complement management's store operational effectiveness."

         Mr. Hammett's career encompasses senior financial positions, including that of CFO, for well-known companies in the restaurant and the hospitality industry. Mr. Hammett started his career in public accounting with PricewaterhouseCoopers in 1968. He then served as controller for Spartan Food Systems Inc. between 1973 and 1988. During that time, Spartan Foods grew from 70 to over 600 Hardee's and Quincy's brand restaurants in 10 states. From 1988 to 1992, Mr. Hammett was with Motel 6, an operator of over 800 hotels throughout the United States, most recently serving as its executive vice president and chief financial officer. Mr. Hammett then joined La Quinta Inns, Inc.which operated a national chain of over 300 hotels. He held the position of senior vice president of accounting and administration prior to being promoted to chief financial officer. During this time the company increased its market capitalization from less than $200 million to more than $2 billion. Most recently, Mr. Hammett has worked as a consultant for a variety of companies on complex business and financial strategies. He has served on the board of directors of Pegasus Solutions, Inc since 1992 and currently holds the title of vice-chairman.

         "I am extremely pleased to be working with a company with such a strong concept and so much potential," stated W. C. Hammett, Jr. "I look forward to contributing to Dave & Buster's performance as we move into our 20th year of operation."

         Founded in 1982, Dave & Buster's is one of the country's leading upscale, restaurant/entertainment concepts with 31 Dave & Buster's locations throughout the United States. Additionally, Dave & Buster's has international license agreements for the Pacific Rim, Canada, the Middle East and Mexico. Dave & Buster's stock is traded on the NYSE under the symbol DAB. Further information can be found on its website, www.daveandbusters.com

         This release contains forward-looking statements that involve assumptions regarding company operations and future prospects. Although the company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, certain economic conditions, competition, development factors and operating costs. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other company communications.

                                      # # #